Exhibit 10.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), is made and entered into as of this 20th day of February, 2015 (the “Date of Amendment”), by and between PARK KINGSTON INVESTORS, LLC, a North Carolina limited liability company (“Seller”), and BLUEROCK REAL ESTATE, L.L.C., a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Buyer and Seller entered into that certain Purchase and Sale Agreement dated January 15, 2015, as amended by that certain Amendment to Purchase and Sale Agreement dated January 17, 2015 (as amended, the "Purchase and Sale Agreement"), for purchase of that certain apartment complex which is commonly known as Park & Kingston, located in the City of Charlotte, Mecklenburg County, North Carolina, and which is more particularly described on Schedule B-1 and Schedule B-2 to the Purchase and Sale Agreement;

WHEREAS, in accordance with Section 6.02 of the Purchase and Sale Agreement, Buyer desires to provide Seller notice of its election to proceed with the transaction contemplated by the Purchase and Sale Agreement, as amended hereby;

WHEREAS, in accordance with Section 8.02 of the Purchase and Sale Agreement, Buyer desires to provide Seller notice of which Service Contracts Buyer has elected to cause Seller to terminate (but with certain qualification as more particularly discussed in Paragraph 2 of this Amendment);

WHEREAS, Seller and Buyer also desire to amend the Purchase and Sale Agreement as set forth herein; and

WHEREAS, except as otherwise expressly provided for herein, capitalized terms used herein shall have the meaning as set forth in the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller and Buyer agree as follows:

1.          Election to Proceed. Pursuant to Section 6.02 of the Purchase and Sale Agreement, Buyer hereby provides notice of its election to proceed with the transaction as contemplated by the Purchase and Sale Agreement, as amended hereby.

2.          Service Contracts.         Pursuant to Section 8.02 of the Purchase and Sale Agreement, Buyer hereby delivers notice of which Service Contracts Buyer has elected to cause Seller to terminate, such Service Contracts being listed on Exhibit A attached hereto; provided, however, that Seller shall not terminate the submetering contract with Conservice or either compactor rental contracts with Republic Waste unless and until receiving further written notice to do so from Buyer. To the extent Buyer elects to terminate the submetering contract with Conservice or either compactor rental contracts with Republic Waste, then Buyer agrees to pay all costs and fees associated with such termination.

3.          Purchase Price. Section 2.01 of the Purchase and Sale Agreement shall be amended by deleting "$31,250,000.00" and replacing it with "$30,720,000.00", so that the Purchase Price of the Property shall be $30,720,000.00.

4.          Extension Deposit. Section 2.03(c) of the Purchase and Sale Agreement shall be amended by removing any reference to the Extension Deposit, so that the Deposit shall consist only of the Initial Deposit, the Additional Deposit and the Final Deposit.

5.          Extension Deposit Receipt. Section 2.04 of the Purchase and Sale Agreement shall be amended by removing any reference to the Extension Deposit or the Extension Deposit Receipt. The Extension Deposit Receipt, which is attached to the Purchase and Sale Agreement as an Escrow Agent signature page, shall be removed and deleted from the Purchase and Sale Agreement.

6.          Phase I Closing Date. Section 3.01 of the Purchase and Sale Agreement shall be amended by deleting the first (1st) paragraph of said Section 3.01 and replacing it with the following, so that the Phase I Closing Date shall be March 16, 2015:

3.01         Except as otherwise provided in this Agreement, the Closing for the Phase I Real Property shall be conducted through an escrow administered by Escrow Agent by means of concurrent delivery of the documents described in Sections 9 and 10 below and the applicable portion of the Purchase Price on March 16, 2015 (the “Phase I Closing Date”), or such earlier date or place as Buyer and Seller shall mutually agree in writing.

7.          Conditions Precedent. New subsections viii, ix, x and xi of Section 3.02 shall be added to the Purchase and Sale Agreement which shall state as follows:

viii.         Seller shall complete the Pre-Closing ADA Compliance Actions, as such term is defined in Section 16.20 of this Agreement.

ix.         Seller shall record a modification to that certain Post-Construction Stormwater Best Practices Operations and Maintenance Agreement and Easement Agreement, by and between Park Kingston Investors, LLC and the City of Charlotte recorded in Book 28993, Page 804, Official Records of Mecklenburg County, North Carolina (the "Stormwater Agreement"), which modification shall be executed by Seller and the City of Charlotte and include exhibits, acceptable to Purchaser, Seller and the City of Charlotte in their mutual reasonable discretion, which were omitted from said instrument as originally recorded; provided, however, if the City of Charlotte is unwilling to execute the foregoing or cooperate with Seller or Buyer in this regard, then such event shall not be deemed an event of default on the part of Seller hereunder.

x.         Seller shall provide to the City of Charlotte the Declaration of Transfer of Inspection/Maintenance Responsibilities of Stormwater BMP Facilities in the form necessary to satisfy Paragraph 11 of the Stormwater Agreement.

xi.            Buyer shall have obtained written confirmation from its lender that such lender has approved the environmental condition of the Property without imposing any additional conditions upon Buyer in connection with such approval, including, without limitation, any expansions or enhancements to the lender's standard carve-outs to non-recourse liability; provided, however, if Buyer does not waive this condition xi. on or before 5:00 pm Eastern Time on February 27, 2015, then Seller thereafter shall have the right, but not the obligation, to terminate this Purchase and Sale Agreement by delivering written notice thereof to Buyer, in which event, the entire Deposit shall be returned to Buyer and neither party shall have any further obligation to the other hereunder, except for those matters which would otherwise survive termination pursuant to the terms hereof.

8.          Representations and Warranties Regarding Stormwater Agreement. New subsections (m) and (n) of Section 5.01 shall be added to the Purchase and Sale Agreement immediately after subsection (l) of Section 5.01 which shall state as follows:

(m)          to Seller's knowledge (which knowledge is based solely on assurances from Seller’s engineers), the BMP Facilities, as such term is defined in the Stormwater Agreement, were constructed in accordance with the approved plans and specifications attached hereto as Schedule 5.01(m) as well as the City of Charlotte Post-Construction Stormwater Ordinance (§18-101 et. seq. of the Charlotte City Code of Ordinances) and Seller is in compliance with all inspection obligations for said BMP Facilities as set forth in Paragraph 7 of the Stormwater Agreement.

(n)          to Seller's knowledge, Seller is not in default under the Stormwater Agreement, nor has Seller received any notice from the City of Charlotte, Charlotte-Mecklenburg Storm Water Services, or any other party with the authority to enforce the restrictions and covenants within the Stormwater Agreement, of any such default or any pending default under said Stormwater Agreement.

9.          ADA Escrow. A new Section 16.20 shall be added to the Purchase and Sale Agreement, which shall state as follows:

16.20         ADA Compliance.

(a)          At Closing, Seller shall deposit into escrow with Escrow Agent an amount equal to $107,750.00, but subject to adjustment pursuant to subsection (b) below (the "Escrowed ADA Funds") to cure certain Americans with Disabilities Act ("ADA") deficiencies which are highlighted blue on the spreadsheet attached hereto as Schedule 16.20.1 (the “Post-Closing ADA Compliance Actions”). On or prior to the Phase I Closing Date, Seller and Buyer shall enter into an escrow agreement with Escrow Agent (the "ADA Escrow Agreement") whereby Buyer shall have the right to draw upon the Escrowed ADA Funds to pay costs and expenses associated with the Post-Closing ADA Compliance Actions. If the Escrowed Funds are not sufficient to perform all of the Post-Closing ADA Compliance Actions, any additional cost shall be borne entirely by Buyer. The ADA Escrow Agreement shall provide that it will expire no later than three (3) years after the Phase I Closing Date, after which any remaining Escrowed ADA Funds shall be returned to Seller.

(b)          To the extent any of the Post-Closing ADA Compliance Actions are completed by Seller (to the reasonable satisfaction of Buyer) prior to the Phase I Closing Date, then the Escrowed ADA Funds shall be reduced by an amount proportional to the Post-Closing ADA Compliance Actions so completed by Seller and in accordance with the cost schedule set out in Schedule 16.20.2 attached hereto.

(c)          Prior to the Phase I Closing Date, Seller shall perform those installations and repairs necessary to cure certain other ADA deficiencies which are highlighted yellow on the spreadsheet attached hereto as Schedule 16.20.1 (the "Pre-Closing ADA Compliance Actions"). Failure to complete the Pre-Closing ADA Compliance Actions shall constitute the failure of a condition precedent to Buyer's obligation to consummate the transaction pursuant to Section 3.02 of this Agreement.

10.         Intentionally Deleted.

11.         Allocated Purchase Price. Schedule A to the Purchase and Sale Agreement shall be amended to reflect the new Purchase Price by deleting "$3,400,000.00" as the Allocated Purchase Price for Phase II and replacing it with "$2,870,000.00", so that the Allocated Purchase Price for Phase II shall be $2,870,000.00. Schedule A to the Purchase and Sale Agreement shall also be amended by removing the column labeled "Allocated Portion of the Extension Deposit."

12.         Entirety and Amendments. The Purchase and Sale Agreement, as amended hereby, embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. There are no oral agreements or understandings between the parties that are not expressly set forth in the Purchase and Sale Agreement, as amended hereby.

13.         Continued Effect. Except as amended hereby, the Purchase and Sale Agreement shall remain in full force and effect in accordance with its original terms and conditions.

14.         Counterpart and Facsimile Execution. This Amendment may be executed in a number of identical counterparts, and an electronic or facsimile transmission shall be binding on the party or parties whose signatures appear thereon. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the Date of Amendment.

SELLER:

PARK KINGSTON INVESTORS, LLC
a North Carolina limited liability

By:	/s/ George S. Warren
Name:	George S. Warren
Title:	Executive Vice President, Marsh Properties, LLC,
its Manager

BUYER:

BLUEROCK REAL ESTATE, L.L.C.
a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory

EXHIBIT A

LIST OF SERVICE CONTRACTS TO TERMINATE

Supplier	Service Provided
TASCO	Answering Service
Conservice	Submetering
Republic Waste	Compactor Rental
Republic Waste	Compactor Rental

SCHEDULE 5.01(m)

APPROVED PLANS AND SPECIFICATIONS FOR BMP FACILITIES

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SCHEDULE 16.2.1

ADA COMPLIANCE SPREADSHEET

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SCHEDULE 16.2.2

ADA COMPLIANCE COST SCHEDULE

Task	Number	Cost	Total
Repair shower D unit	8	$3,000	$24,000
Repair kitchen sink E unit	16	$3,000	$48,000
Move outlet C unit	75	$250	$18,750
Move switch E unit	24	$250	$6,000
Contingency			$11,000

Total	123		$107,750